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                                                                      EXHIBIT 99



           SAFE HARBOR PROVISION OF THE PRIVATE SECURITIES LITIGATION
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                               REFORM ACT OF 1935
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         Libbey desires to take advantage of the "safe harbor" provisions of the
         Private Securities Litigation Reform Act of 1995 and has filed form 8-K under date of August 6, 1996 in order to do so.

         Libbey wishes to caution readers that the following important factors, among others, could affect Libbey's actual results and could cause Libbey's actual consolidated results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Libbey.

         Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the Company's products compared to foreign competition and the effect of potentially high inflation in Mexico and exchange rate changes to the value of the Mexican Peso on the earnings and cash flow of the Company's joint venture in Mexico, Vitrocrisa, as expressed under U.S. GAAP, the inability to achieve re-engineering-related savings and profit improvements at targeted levels in the Company's Glassware business, or within the intended time periods; inability to achieve target manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the Company's other operations; significant increases in interest rates that increase the Company's borrowing and the per unit costs of natural gas, corrugated packaging, and other purchased materials; protracted work stoppages related to collective bargaining agreement; major slowdowns in the retail, travel or entertainment industries in the United States or Canada; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably.